Exhibit (d)(11)(v)

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Amended and Restated Investment Advisory Agreement dated as of May 1, 2007 (“Amendment No. 1”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Evergreen Investment Management Company, LLC, a Delaware limited liability company organized under the laws of the State of Delaware (“Evergreen” or “Adviser”).

AXA Equitable and Evergreen agree to modify the Amended and Restated Investment Advisory Agreement dated as of August 1, 2006 (“Agreement”) as follows:

1. Removed Portfolio. All references to the EQ/Evergreen International Bond Portfolio of EQ Advisors Trust (“Trust”) are hereby removed.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Evergreen Omega Portfolio of the Trust on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Patrick O’Brien
	Steven M. Joenk	Name:	Patrick O’Brien
	Senior Vice President	Title:	Senior Vice President

APPENDIX A

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee
EQ/Evergreen Omega Portfolio	0.55% of the Portfolio’s average daily net assets